AUSTRIANOVA SINGAPORE PTE LTD

Registration Number: 200705334K

Registered Office: 20 BIOPOLIS WAY, #05-518 CENTROS,

SINGAPORE 138668

Certificate No:    7

Registered Holder    NUVILEX, INC.

Address:    MEADOWS CORPORATE PARK 1, 12510 PROSPERITY PARK DR., SUITE #310, SILVER SPRING, MD 20904, USA

No of Shares:

100,000

Type of Shares:

ORDINARY SHARES

Extent to which Shares are paid up:

FULLY PAID

Amount Paid:

S$1.00 PER SHARE

Share Certificate

Incorporated in Singapore on 30'h March 2007

Given under the Common Seal of the Company on 21st June 2012.

Director

Director/Secretary